Exhibit 10(ii)(28)

                        SEARS, ROEBUCK AND CO.
                        3333 Beverly Road
                        Hoffman Estates, IL 60179


June 4, 1998
                                                    ARTHUR C. MARTINEZ
                                                    Chairman of the Board
                                                    and Chief Executive
                                                    Officer
                                                    847-286-1702


Richard J. Srednicki
8009 Oak Hammock Court
Jacksonville, FL 32256

Dear Richard:

I would like to extend to you our offer to join Sears, Roebuck and Co. as President - Home Services. In this position you will be reporting directly to me. While this letter does not constitute an employment contract, I thought it important that we put our offer in writing to clarify the terms of your employment. This offer is contingent upon the approval of the Sears Board of Directors.

Your compensation package will consist of the following:

* Annual base salary of $500,000 with periodic increases based on performance. Periodic and competitive-base salary increases can be expected annually based on individual performance. Merit increases are effective each January 1 and are granted in accordance with standards approved by the Board of Directors' executive compensation committee. The budget pool for increases in 1999 is expected to be in the 3-4% range.

* Participation in the Sears Annual Incentive Plan with a current bonus target equal to 85% of base salary for 1998. Based on your current salary, the bonus target amount equals $425,000 on an annualized basis. We will guarantee a minimum annual incentive for 1998 of $425,000. The annual incentive performance objective for your position will be based 50% on the achievement of Company earnings per share goals and 50% on achievement of Home Services income goals as well as your performance on your specific individual performance priorities which we will agree to. Currently the Company performance portion of the plan pays for performance above and below the target objective as follows:

-- Threshold(90% of prior year E.P.S.)pays 25% of target

-- Target (110% of prior year E.P.S.) pays 100% of target

-- Maximum(130% of prior year E.P.S.)pays 230% of target

* A sign-on bonus of $200,000 payable within 30 days following the beginning of your employment.




Richard J. Srednicki
June 4, 1998
Page 2

* A stock option grant of 100,000 shares of Sears Stock, which will vest in three equal annual installments from the date of grant and include a reload feature and tax withholding rights.

* 1,666 shares of restricted stock which will vest in three annual installments from the date of grant, and also have tax withholding rights.

* Participation in the Sears Long-Term Incentive Plan with an incentive target of 125% of base pay. Your long-term incentive target will be conveyed 70% in the form of Sears stock options and 30% earned through a Performance Incentive Plan that is paid out in the form of Sears common stock. The Performance Incentive Plan awards will be determined based on achievement of our Total Performance Indicator objectives. The Performance Plan award can range from between 50%-150% of the target award. We will guarantee the Performance Incentive Plan portion of your long-term incentive at target for the 1997-1999 cycle which would equal approximately $187,500 and be paid in the form of Sears common stock.

* Sears has established share ownership guidelines for the top 200 executives of the corporation. Your position qualifies for these ownership guidelines. You will be required to own Sears shares equal in value to three times your base salary within five years of employment.

* Participation in standard Company benefits commensurate with your position. Your annual vacation will be 4 weeks. Welfare benefit coverage begins on the first day of the month following your employment date, unless your employment date is the first day of the month.

* A five year service enhancement to your final pension benefit will be provided through the non-qualified pension plan. The service enhancement will be accrued to you as a 2 year-for-1 year service credit over the first five years of your employment with Sears. All other provisions of the Sears pension plan will apply to this benefit.

* Relocation assistance in accordance with Sears Relocation Policy which includes a $10,000 moving allowance, reimbursement for temporary living up to six months, reimbursement for home visits and house hunting, a home appraisal and purchase program available through Coldwell Banker Relocation and reimbursement of customary closing costs for your new residence. In addition, we agree to provide round-trip travel reimbursement for a reasonable number of trips between Chicago and your home in Jacksonville, grossed up (at the maximum Federal tax rate) to cover the additional taxes related to this income.



Richard J. Srednicki
June 4, 1998
Page 3

* Nothing contained in this letter shall limit the right of you or Sears to terminate your employment with or without cause at any time. However, in the event that Sears should involuntarily terminate you other than for cause, you will receive two year's base salary plus two year's target annual incentive. This will constitute the entire damages you may claim against Sears should termination occur under the circumstances outlined above. In exchange for this severance protection, you will be required to sign our standard non-compete agreement.

* We will also reimburse you for a reasonable and customary legal fees incurred for advice on your employment offer up to a maximum of $10,000. This offer of employment is contingent upon your satisfactorily passing a pre-employment drug test which can taken prior to your reporting to work at Hoffman Estates.

We have enclosed a copy of the non-compete agreement that includes the severance benefits that you discussed with John Sloan.

Richard, we have great confidence in your ability to significantly contribute to the future success of Sears, I look forward to working with you to build that success.

/s/ Arthur Martinez

Accepted: /s/ Richard J. Srednicki   Date  6/8/98
              Richard J. Srednicki


cc:  John Sloan